Exhibit 23(ii)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of the following two reports into American Oil & Gas Inc.’s (“American”) previously filed Registration Statements on Form S-8 (No. 333-121941 and No. 333-144057) and Registration Statements on Form S-3 (No. 333-128812, No. 333-120987, No. 333-139648 and No. 333-155810):
•	Our report dated March 13, 2009 on the consolidated financial statements of American as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, and
•	Our report dated March 13, 2009 on American management’s effectiveness of internal control over financial reporting as of December 31, 2008, which appear in the Annual Report on Form 10-K for American for the year ended December 31, 2008.
/s/ HEIN & ASSOCIATES LLP
Denver, Colorado
March 13, 2009